EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-2868) of our report dated June 28, 2007, relating to the financial statements and supplemental schedule of Mobile Mini, Inc. 401(K) Profit Sharing Plan and Trust as of December 31, 2006 and 2005, and for the year ended December 31, 2006, included in this Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2006, or performed any audit procedures subsequent to the date of our report.
/s/ Mayer Hoffman McCann P.C.
Phoenix, Arizona
June 28, 2007